Exhibit 99.1

Turtle Beach Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

Table 3.

	Six Months Ended
	June 30, 2025	June 30, 2024

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,595)	$(7,369)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,191	2,084
Fair value step-up adjustment to acquired inventory	—	1,251
Amortization of intangible assets	4,033	2,698
Amortization of debt financing costs	553	348
Stock-based compensation	2,920	1,951
Deferred income taxes	231	(6,339)
Change in sales returns reserve	2,962	(3,209)
Provision for obsolete inventory	1,176	2,081
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	53,727	32,616
Inventories	(6,731)	(11,238)
Accounts payable	(990)	11,281
Prepaid expenses and other assets	(681)	(1,300)
Income taxes payable	(3,367)	192
Other liabilities	(15,126)	(10,434)
Net cash provided by operating activities	37,303	14,613
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(496)	(1,967)
Acquisition of a business, net of cash acquired	2,515	(77,294)
Net cash provided by (used for) investing activities	2,019	(79,261)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on revolving credit facilities	140,346	80,288
Repayment of revolving credit facilities	(169,819)	(56,259)
Proceeds from term loan	—	50,000
Repayment of term loan	(5,625)	(417)
Proceeds from exercise of stock options	112	2,941
Repurchase of common stock	(6,760)	(15,207)
Debt financing costs	—	(3,170)
Net cash (used for) provided by financing activities	(41,746)	58,176
Effect of exchange rate changes on cash and cash equivalents	1,134	208
Net decrease in cash and cash equivalents	(1,290)	(6,264)
Cash and cash equivalents - beginning of period	12,995	18,726
Cash and cash equivalents - end of period	$11,705	$12,462